PRIME RETAIL, L.P.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

              (Amounts in thousands, except for ratio information)

                                                Nine Months Ended September 30
                                    --------------------------------------------
                                                   1998                  1997
                                             ------------            -----------
 Income before minority interests                $11,710               $ 12,055
 Loss on sale of real estate                      15,461                      -
 Interest incurred                                42,984                 30,155
 Amortization of capitalized interest                341                    235
 Amortization of debt issuance costs               1,193                  1,818
 Amortization of interest rate protection
      contracts                                    1,006                  1,043
 Less interest earned on interest rate
      protection contracts                           (23)                   (86)
 Less capitalized interest                        (4,511)                (3,176)
                                                 -------                 ------
      Earnings                                    68,161                 42,044
                                                 -------                 ------
 Interest incurred                                42,984                 30,155
 Amortization of debt issuance costs               1,193                  1,818
 Amortization of interest rate protection
      contracts                                    1,006                  1,043
 Preferred unit distributions                     18,077                  9,280
      Combined Fixed Charges and                 -------                 ------
          Preferred Unit Distributions            63,260                 42,296
                                                 -------                 ------
 Excess of Combined Fixed Charges
      and Preferred Unit Distributions
      over Earnings                                                    $   (252)
                                                                       ========
 Ratio of Earnings to Combined Fixed
      Charges and Preferred Unit
      Distributions                                 1.08  x
                                                 ==========